GLOBAL SETTLEMENT AGREEMENT

This Modification and Settlement Agreement (the “Agreement”) is made and entered into as of this day of March 2008 by Indigo-Energy, Inc., a corporation organized under the laws of the State of Nevada (the “Company), on the one hand, and the individuals listed in Schedule A hereof (the “Developers”), on the other hand (together with the Company, the “Parties”).

WHEREAS, the Company previously entered into various agreements with each of the Developers, including but not limited to the Limited Partnership Agreement dated as of July 7, 2006 whereby the Developers were granted interests (the “LP Interests”) in Indigo- Energy Partners, LP (“Indigo LP”) and accordingly became limited partners of Indigo LP, pursuant to which the Company agreed to grant each of the Developers certain interests in the Company’s assets, including interests in the wells owned and/or operated by the Company as defined in the Indigo Energy Partners L.P. Agreement (the “Old Agreements”);

WHEREAS, the Parties have agreed that it is in all of their interests to modify all of the terms provided under the Old Agreements, including those terms relating to past and future payments to be received by the Developers from revenue generated, earned or to be generated or earned from the Company’s wells, as well as any interest in such wells that may be have been granted to the Developers;

WHEREAS, the Company desires for the Developers to give up their LP Interests in order for the Company to be in a position to dissolve Indigo LP; and

WHEREAS, the Company has offered and the Developers have agreed to accept modifications to the terms and condition provided in the Old Agreements, subject to the provisions set forth herein,

NOW THEREFORE, the Parties hereto agree as follows:

Section 1.   Release. Effective upon the execution of this Agreement, the Developers hereby release the Company, its agents, employees, directors, officers, consultants and affiliates from any liability relating to, arising out of or by virtue of the Old Agreements, except the obligation to make payments and issue stock warrants as set forth below. Further, also upon execution of this Agreement, the Company (which includes its officers, directors, shareholders, agents, employees, consultants, attorneys, parent, subsidiary and affiliated companies), hereby releases the Developers, which includes their agents, employees, directors, officers, attorneys, consultants, affiliates, heirs, successors and assigns from any liability to the Company or any other person or entity, relating to, arising out of or by virtue of the Old Agreements. This Release, and the remainder of this Agreement, does not apply to the Modification and Settlement Agreements and underlying Promissory Notes related to Indigo Well #2.

Section 2.   Cancellation of LP Interests. Effective upon execution of this Agreement by all parties, the Developers hereby surrender all of their LP Interests and recognize that such LP Interests, will be cancelled, that Indigo LP will be dissolved, and that the old Agreements will be terminated. A general description of the LP Interests being cancelled are set forth on Schedule A hereto.

Section 3.   Consideration. As consideration for this Agreement, the Parties hereby agree as follows:

a.  Settlement Amounts - The Company agrees to pay to the Developers, on a pro-rata basis, an aggregate amount of Fifty Thousand Dollars ($50,000) a month for a period of thirty-six (36) months commencing on the date on which the Company receives funding, regardless of the source of such funding, in the aggregate amount of at least Ten Million Dollars ($10,000,000). The Developers understand that the Company will not be in a position to make such payments, as set forth in this paragraph, until the Company receives the funding described herein. The monthly payments to be paid to each Developer under this Agreement are set forth in Schedule B hereto. In the event that the Company has not commenced any payments by January 1, 2009, regardless of whether it has received funding of at least $10,000,000, or if the Company defaults on any payments hereunder, the Developers have the right to seek judicial enforcement of the Company’s obligation to pay the Settlement Amounts, and the Release in Section 1 hereof shall be null and void and the Developers shall be permitted to pursue any and all claims and remedies they may have under the Old Agreements, under this Agreement or under any other applicable agreement(s), and any claims and remedies related thereto, against any or all persons or entities, including the parties to this Agreement, which includes but is not limited to their officers, directors, shareholders, members, agents, employees, consultants, attorneys, parent, subsidiary and affiliated companies.

b.  Additional Consideration - As additional consideration to induce the Developers to enter into this Agreement, the Company also agrees to and will issue concurrently on the date hereof to each of the Developers, three (3) warrants to purchase shares of the Company’s common stock (the “Warrants”), for each dollar originally invested. The amount invested by each of the Developers and the amount of Warrants that will be issued to each investor is set forth on Schedule C hereto, Each Warrant shall be exercisable for a period of seven years beginning on October 1, 2008 and shall entitle the holder thereof to the right to purchase one (1) share of the Company’s common stock at a price of $0.25 per share. The form of warrant is attached as Exhibit A hereto. If the Company fails to make payment of any Settlement Amount under subparagraph (a) above, or otherwise fails to comply with any term of this Agreement, the Developers shall retain the Warrants issued hereunder and, additionally, shall be permitted to pursue any and all of the claims and remedies more fully described in subparagraph (a) above.

Section 3.   Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company’s assets or otherwise.

Section 4.   Governing Law, Each Party acknowledges that it had the opportunity to be represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5.   Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6.   Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7.   Entire Agreement. Except as provided in the next sentence, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, including, but not limited to, the Old Agreements. Notwithstanding the foregoing, if the Company defaults with regard to payment of any Settlement Amounts due under this Agreement, or defaults in any other term or provision of this Agreement, the Developers may elect to enforce this Agreement, at their sole option and within their sole discretion, or may pursue any and all claims and remedies reserved under paragraphs 3(a) and (b) above. Such claims and options are cumulative, such that the Developers may pursue any all claims and remedies without restriction or need for election. Further, and as set forth above, this Agreement does not apply to the Modification and Settlement Agreements and underlying Promissory Notes related to Indigo Well #2,

Section 8.   Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9.   Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10.   Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

INDIGO-ENERGY, INC.

/s/ Stanley Teeple
By: Stanley Teeple
Title: CFO
Date: 31 Mar 08

Schedule A

Partner Participant	% Total Partnership
Jim Walter, Sr.	18.18
Tammy Walter	14.77
Steve Durdin	13.64
Bill Wenzel, Jr.	11.36
Dennis Ramos	6.82
Jim Salasin	7.95
Bill Wenzel, Sr.	6.82
Jerry Braatz, Sr.	5.68
Jim Dunn	4.55
Kirsten Braatz	3.41
Henry Cobb	1.14
Don Blatherwiek	1.14
JJ Johnson	2.27
Bruce Muhlburger	2.27

TOTAL	100

Schedule B

$50,000 per month

Partner Participant	Monthly Distribution
Jim Walter, Sr.	$9,090.00
Tammy Walter	$7,385.00
Steve Durdin	$6,820.00
Bill Wenzel, Jr.	$5,680.00
Dennis Ramos	$3,410.00
Jim Salasin	$3,975.00
Bill Wenzel, Sr.	$3,410.00
Jerry Braatz, Sr.	$2,840.00
Jim Dunn	$2,275.00
Kirsten Braatz	$1,705.00
Henry Cobb	$570.00
Don Blatherwiek	$570.00
JJ Johnson	$1,135.00
Bruce Muhiburger	$1,135.00

TOTAL	$50,000.00

Schedule C

Partner Participant	Total Investment	# Warrants
Jim Walter, Sr.	$800,000.00	2,400,000
Tanimy Walter	$650,000.00	1,950,000
Steve Durdin	$600,000.00	1,800,000
Bill Wenzel, Jr.	$500,000.00	1,500,000
Dennis Ramos	$300,000.00	900,000
Jim Salasin	$350,000.00	1,050,000
Bill Wenzel, Sr.	$300,000.00	900,000
Jerry Braatz, Sr.	$250,000.00	750,000
Jim Dunn	$200,000.00	600,000
Kirsten Braatz	$150,000.00	450,000
Henry Cobb	$50,000.00	150,000
Don Blatherwick	$50,000.00	150,000
JJ Johnson	$100,000.00	300,000
Brace Muhiburger	$100,000.00	300,000

TOTAL	$4,400,000.00	13,200,000

INDIGO-ENERGY, INC.	WARRANT ISSUANCE	Indigo-Energy Partners, LP

March 31, 2008

Partner Participant	Total Investment	# Warrants	Warrant #
Jim Walter, Sr.	$800,000.00	2,400,000	001
Tammy Walter	$650,000.00	1,950,000	002
Steve Durdin	$600,000.00	1,800,000	003
Bill Wenzel, Jr.	$500,000.00	1,500,000	004
Dennis Ramos	$300,000.00	900,000	005
Jim Salasin	$350,000.00	1,050,000	006
Bill Wenzel, Sr.	$300,000.00	900,000	007
Jerry Braatz, Sr.	$250,000.00	750,000	008
Jim Dunn	$200,000.00	600,000	009
Kirsten Braatz	$150,000.00	450,000	010
Henry Cobb	$50,000.00	150,000	011
Don Blatherwick	$50,000.00	150,000	012
JJ Johnson	$100,000.00	300,000	013
Bruce Muhiburger	$100,000.00	300,000	014

TOTAL	$4,400,000.00	13,200,000